UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

Forticell Bioscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

We expected to have heard from the FDA by this time since we filed our application for Pre-Market Approval (PMA) on October 22, 2007 and their standard practice is to send a letter to the applicants within 100 days to describe the agency’s position on the application. Dr. Costa Papastephanou, our CEO, spoke to the Branch Chief for Plastic and Reconstructive Surgery Devices responsible for our PMA on February 19, 2008 and he informed Dr. Papastephanou that his team was still working on the application. Based on this discussion, we now expect a letter from the FDA in the next several weeks but the Branch Chief declined to be more specific as to timing.

In response to this timeline, we are aggressively managing cash flow and expenses. As indicated in our securities filings, the proceeds from our financing completed last June, were expected to fund operations through the end of January 2008, when we originally expected to receive the 100-day letter from the FDA. We are working with our large shareholders and investment banker to provide short term financing to permit us to continue operations after approximately mid March 2008. Assuming formal FDA approval we intend to pursue a larger financing to strengthen the balance sheet and enable a commercial launch. Although we believe our investors will continue to be supportive, there can be no assurance that we will be successful in obtaining necessary financing. Please refer to the Risk Factors listed in our prospectus filed with the SEC on February 14, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forticell Bioscience, Inc. (Registrant)

Date: February 29, 2008	By:	/s/ Alan W. Schoenbart
Chief Financial Officer